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                                                                   EXHIBIT 10.17





                                June 20, 1994

HAND DELIVERED
Harold E. Feather


Dear Harold:

         As a follow up to our meeting of May 3rd and 4th, I am confirming the agreement between you and Rykoff-Sexton, Inc. (the "Company") concerning your employment.

         You will be employed by the Company as Executive Vice President-Corporate Planning on a full time basis until December 31, 1998, with an annual salary of not less than $275,000 and an annual car allowance of $7200. You will be eligible to participate in the Company's employee benefit, stock option, and incentive plans, subject to the terms and conditions of such plans, as the same may be changed from time to time (the "Plans"). You will continue to participate in the Senior Executive Incentive Plan ("SEIP") at your current level of thirty-five percent (35%) unless the Company's Chief Executive Officer determines that your performance requires an adjustment to be made to your level of participation or the SEIP is modified or eliminated.

         If, prior to December 31, 1998, your employment is terminated by you for any reason, or your employment is terminated by the Company on account of your death, disability or "Cause" as defined in that certain Change of Control Agreement between you and the Company dated December 11, 1989 ("Cause"), no further salary payments will be made to you.

         If, prior to December 31, 1998, your employment is terminated by the Company for any reason other than your death, disability, or Cause, your salary will be paid to you through December 31, 1998, provided that you do not directly or indirectly engage in any activity which competes with the Company.

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         If, prior to  December 31, 1998, your employment is terminated by you or the Company for any reason, no further car allowance payments will be made to you and your eligibility to continue to participate in the Company's Plans will be governed by the terms of the Plans and applicable law.

         If you remain employed by the Company until December 31, 1998, you will become an "at-will" employee of the Company at that time. This means that your employment after December 31, 1998 will have no specific or definite term and that either you or the Company may terminate the relationship at any time with or without cause and with or without notice.

         This letter agreement is to be governed by the substantive laws of the State of Illinois applicable to contracts to be performed wholly within that state. If this letter agreement accurately reflects our understanding, please sign and return a copy to the Company.

                                         Very truly yours,

                                         /s/ Mark Van Stekelenburg
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                                         Mark Van Stekelenburg
                                         President and Chief Executive Officer

Agreed and Accepted

/s/ Harold E. Feather
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    Harold E. Feather